EXHIBIT 2.2

HAWTHORNE SHAREHOLDER AGREEMENT

HAWTHORNE SHAREHOLDER AGREEMENT (the “Agreement”), dated as of January 27, 2004, among                                     , a shareholder (“Shareholder”) of Hawthorne Financial Corporation, a Delaware corporation (“Hawthorne”) and Commercial Capital Bancorp, Inc., a Nevada corporation (“Parent”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Parent, CCBI Acquisition Corp. (“Acquisition Sub”) and Hawthorne are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Hawthorne will merge with and into Acquisition Sub on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Hawthorne Common Stock will be converted into shares of Parent Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Hawthorne Common Stock identified on Exhibit I hereto (such shares, together with all shares of Hawthorne Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Hawthorne and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of Hawthorne, or in connection with any written consent of the stockholders of Hawthorne, Shareholder shall:

        (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

        (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Hawthorne contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2.	Transfer of Shares.

(a)     Transferee of Shares to be Bound by this Agreement. Shareholder hereby agrees that prior to the Hawthorne Meeting, Shareholder shall not sell, transfer or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) unless each person to which any of such Shares (or any securities convertible into or exercisable or exchangeable for Shares) is so transferred has agreed in writing to hold such Shares (or any securities convertible into or exercisable or exchangeable for Shares) subject to the terms and conditions of this Agreement and to perform all of the Shareholder’s obligations hereunder with respect to such Shares.

(b)     Transfer of Voting Rights. Shareholder hereby agrees Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

3.	Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

4.	Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

5.	Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the date and time the Merger shall have become effective. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6.	Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7.	Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Attention: Stephen H. Gordon, Chairman and

Chief Executive Officer

Fax: (949) 585-0174

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington D.C., 20037

Attention: Norman B. Antin, Esq.

 Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

If to Shareholder:

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, California 90064

Attention: William T. Quicksilver, Esq.

Fax: (310) 312-4224

8.	Miscellaneous.

        (a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

        (b) Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Hawthorne, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Hawthorne or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Hawthorne.

        (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        (d) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

        (e) Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Nevada, without reference to its conflicts of law principles.

9.	Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMMERCIAL CAPITAL BANCORP, INC.

By:

Name: Stephen H. Gordon

Title: Chairman and Chief Executive Officer

SHAREHOLDER

(Signature)

EXHIBIT I

HAWTHORNE SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Hawthorne Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on Hawthorne Common Stock	Warrants on Hawthorne Common Stock